Exhibit 99.01

Continucare Corporation Reports 82% Increase in Net Income for Second Quarter of Fiscal 2008

MIAMI--(BUSINESS WIRE)--Continucare Corporation (AMEX:CNU) today reported financial results for its second quarter of fiscal 2008. Financial highlights for the quarter and other recent events include:

  Opening of first three Continucare ValuClinic® walk-in clinics;
  Total revenue of $61.5 million, an 11% increase compared to $55.4 million in the second quarter of fiscal 2007;
  Income from operations of $3.9 million, a 74% increase compared to $2.2 million for the same period last year;
  Net income of $2.5 million, an 82% increase compared to $1.4 million for the same period a year ago; and
  Earning per diluted share increased to $0.04 compared to $0.02 per diluted share in the second quarter of fiscal 2007.

For the six-months ended December 31, 2007, total revenue increased 34% to $122.4 million compared to $91.3 million in the same period one year ago. Income from operations during the six-month period increased 58% to $6.8 million compared to $4.3 million for the same period one year ago. Net income for the six-month period increased 60% to $4.4 million, or $0.06 per diluted share, compared to $2.8 million, or $0.05 per diluted share, for the prior year period.

Continucare’s cash and cash equivalents increased to $15.3 million at December 31, 2007 from $7.3 million at June 30, 2007, while working capital increased to $22.0 million at December 31, 2007 from $17.5 million at June 30, 2007. Total liabilities decreased to $11.9 million at December 31, 2007 from $12.9 million at June 30, 2007. Shareholders’ equity increased to $107.7 million at December 31, 2007 from $104.1 million at June 30, 2007.

“We are extremely pleased with the progress of our business and consistent track record of solid financial performance,” said Richard C. Pfenniger, Jr., Continucare’s Chairman and Chief Executive Officer. “Our second fiscal quarter financial results reflect continued improvement in our operations. Notably, our net income increased 82% compared to the second quarter of our prior fiscal year. This improvement resulted from a combination of higher revenue and a lower medical expense ratio. During the quarter we also continued to strengthen our financial position by increasing our cash and working capital positions while our balance sheet remained virtually free of long-term indebtedness. We were successful in strengthening our financial position even as we actively pursued the repurchase of our shares. In addition, we continued to make progress with Continucare ValuClinic®, our new line of retail-based convenient care clinics. We opened our first location in December, followed by two more in January.”

Stock Repurchase Program

Continucare also announced that its Board of Directors had approved a 3.0 million share increase to its previously announced stock repurchase program bringing the total number of shares authorized for repurchase to 5.5 million. Since the inception of the program, Continucare has repurchased 3,024,767 shares of its common stock at a total cost of approximately $7.4 million. With the increased authorization, an aggregate of 2,475,233 shares are currently available for purchase under the plan. The plan authorizes management, at its discretion, to repurchase shares from time to time in the open market or in privately negotiated transactions subject to market conditions and other factors.

About Continucare ValuClinic®

Continucare ValuClinic® is a new line of consumer-oriented, retail-based walk-in clinics that offer treatment for common illnesses such as the flu, bronchitis, strep throat, pink eye, skin infections and seasonal allergies, in a quick, convenient, and patient-friendly health care setting. Continucare ValuClinic® offers other high demand health care services such as common vaccinations, physical examinations and diagnostic screenings. The clinics are staffed primarily by certified nurse practitioners and physician assistants and are open seven days a week with extended hours on weekdays. No appointment is necessary and fees for services represent a meaningful discount to care provided in more traditional health care settings. For more information please visit www.valuclinic.net.

About Continucare Corporation

Continucare provides primary care physician services on an outpatient basis through a network of medical facilities and independent physician affiliates (IPAs) in the State of Florida. Continucare has 18 medical offices equipped with state-of-the-practice technology and staffed with experienced physicians and a comprehensive support staff. In addition, Continucare provides health practice management services to IPAs who practice primary care medicine in South Florida. Continucare assists these physicians with medical utilization and pharmacy management and specialist network development, freeing them to devote more time to patient care. For more information please visit www.continucare.com.

Except for historical matters contained herein, statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors and others are cautioned that forward-looking statements are subject to risks and uncertainties that may affect our business and prospects and cause our actual results to differ materially from those set forth in the forward-looking statements. These factors include, without limitation, the risk that the current trend in revenue or income growth may not continue or may be less than anticipated, risks and uncertainties relating to our ability to implement our growth strategy and to manage future growth, including our ability to achieve expected levels of patient volumes and control the costs of providing services, risks and uncertainties relating to our acquisition of Miami Dade Health Centers, Inc. and its affiliated companies, including the risk that we may not realize the expected benefits of the acquisition, the risk that we may be unable to successfully complete the integration of the Miami Dade Health Centers companies into our business and achieve expected synergies, and the risk that further restructuring or other acquisition-related charges may be required in future periods, risks relating to the timely opening of Continucare ValuClinic health centers as currently scheduled, risks relating to pricing and other pressures exerted on us by managed care organizations, the risk that the impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 and the Medicare Risk Adjustment on payments we receive for our managed care operations may not continue to be positive for us and that risk corridor adjustment charges in future periods may be greater than in the past, the risk that future legislation, changes in governmental regulations, including possible changes in Medicare programs, could adversely impact our operations or reduce reimbursements to health care providers and insurers, risks and uncertainties relating to our current dependence on three HMOs for substantially all of our revenues, including the loss of our managed care agreements with any of these HMOs and our ability to work together effectively with our HMO affiliates, uncertainties relating to technological and pharmaceutical improvements that increase the cost of providing, or reduce the demand for, health care, and general economic conditions and uncertainties generally associated with the health care business. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from our forward-looking statements are included in our annual report on Form 10-K for the fiscal year ended June 30, 2007 and other filings with the SEC and we urge you to read those documents. We undertake no obligation to update or revise these forward-looking statements to reflect events or circumstances after the date hereof except as required by law.

CONTINUCARE CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

ASSETS	December 31, 2007	June 30, 2007
Current assets:
Cash and cash equivalents	$15,280,153	$7,262,247
Other receivables, net	197,971	308,111
Due from HMOs, net of a liability for incurred but not reported medical claims of approximately $22,204,000 and $23,618,000 at December 31, 2007 and June 30, 2007, respectively	9,475,012	13,525,092
Prepaid expenses and other current assets	1,085,806	1,273,593
Deferred tax assets, net	571,561	740,264
Total current assets	26,610,503	23,109,307
Certificates of deposit, restricted	1,266,854	1,176,635
Property and equipment, net	8,671,825	8,509,454
Goodwill, net of accumulated amortization of approximately $7,610,000	73,204,582	73,670,225
Intangible assets, net of accumulated amortization of approximately $1,548,000 and $929,000 at December 31, 2007 and June 30, 2007, respectively	7,111,666	7,731,000
Managed care contracts, net of accumulated amortization of approximately $3,302,000 and $3,126,000 at December 31, 2007 and June 30, 2007, respectively	208,016	384,422
Deferred tax assets, net	2,392,218	2,289,811
Other assets, net	85,696	66,694
Total assets	$119,551,360	$116,937,548

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$680,836	$1,007,869
Accrued expenses and other current liabilities	3,380,255	4,542,097
Income taxes payable	591,235	67,398
Total current liabilities	4,652,326	5,617,364
Capital lease obligations, less current portion	151,094	165,191
Deferred tax liabilities	6,215,512	6,215,483
Other liabilities	843,341	881,125
Total liabilities	11,862,273	12,879,163
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.0001 par value: 100,000,000 shares authorized; 69,665,936 shares issued and 69,548,436 shares outstanding at December 31, 2007 and 70,043,086 shares issued and outstanding at June 30, 2007	6,967	7,004
Additional paid-in capital	123,813,649	124,616,091
Accumulated deficit	(16,131,529)	(20,564,710)
Total shareholders’ equity	107,689,087	104,058,385
Total liabilities and shareholders’ equity	$119,551,360	$116,937,548

CONTINUCARE CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended December 31,
	2007	2006

Revenue	$61,485,447	$55,399,607
Operating expenses:
Medical services:
Medical claims	43,847,320	40,123,259
Other direct costs	6,940,714	6,393,501
Total medical services	50,788,034	46,516,760
Administrative payroll and employee benefits	2,689,879	2,740,149
General and administrative	4,156,778	3,932,673
Total operating expenses	57,634,691	53,189,582
Income from operations	3,850,756	2,210,025
Other income (expense):
Interest income	201,390	50,621
Interest expense	(4,536)	(36,187)
Income before income tax provision	4,047,610	2,224,459
Income tax provision	1,535,925	843,784

Net income	$2,511,685	$1,380,675

Net income per common share:
Basic	$.04	$.02
Diluted	$.04	$.02

Weighted average common shares outstanding:
Basic	69,816,147	70,091,102
Diluted	70,970,949	71,232,537

CONTINUCARE CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Six Months Ended December 31,
	2007	2006

Revenue	$122,408,109	$91,333,204
Operating expenses:
Medical services:
Medical claims	88,724,515	67,184,301
Other direct costs	13,533,793	9,704,695
Total medical services	102,258,308	76,888,996
Administrative payroll and employee benefits	5,423,114	4,365,384
General and administrative	7,931,108	5,769,032
Total operating expenses	115,612,530	87,023,412
Income from operations	6,795,579	4,309,792
Other income (expense):
Interest income	360,503	204,743
Interest expense	(11,954)	(39,121)
Income before income tax provision	7,144,128	4,475,414
Income tax provision	2,710,947	1,697,623

Net income	$4,433,181	$2,777,791

Net income per common share:
Basic	$.06	$.05
Diluted	$.06	$.05

Weighted average common shares outstanding:
Basic	69,928,201	60,169,568
Diluted	71,102,303	61,377,276

CONTINUCARE CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended December 31,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,433,181	$2,777,791
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,239,607	830,052
Loss on disposal of fixed assets	-	35,924
Provision for bad debts	181,081	105,795
Compensation expense related to issuance of stock options	637,303	752,258
Excess tax benefits related to exercise of stock options	-	(249,362)
Deferred tax expense	(212,891)	1,296,780
Changes in operating assets and liabilities:
Other receivables, net	(70,941)	(148,783)
Due from HMOs, net	4,599,115	(418,791)
Prepaid expenses and other current assets	172,787	(815,469)
Other assets, net	(19,002)	762,739
Accounts payable	(327,033)	340,649
Accrued expenses and other current liabilities	(981,567)	120,704
Income taxes payable	523,837	242,749
Net cash provided by operating activities	10,175,477	5,633,036

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of certificates of deposit	(90,219)	(30,740)
Proceeds from sales of fixed assets	-	25,000
Acquisition of MDHC Companies, net of cash acquired	-	(6,033,017)
Purchase of property and equipment	(603,965)	(512,114)
Acquisition costs related to MDHC Companies	-	(359,147)
Net cash used in investing activities	(694,184)	(6,910,018)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from note payable	-	1,813,317
Repayments on note payable	-	(1,813,317)
Proceeds from long-term debt	-	6,916,079
Repayment on long-term debt	(6,083)	(14,679,439)
Excess tax benefits related to exercise of stock options	-	249,362
Principal repayments under capital lease obligations	(17,522)	(46,836)
Proceeds from exercise of stock options	64,375	17,275
Payment of fees related to issuance of stock	(45,000)	(41,820)
Repurchase of common stock	(1,459,157)	-
Net cash used in financing activities	(1,463,387)	(7,585,379)

Net increase (decrease) in cash and cash equivalents	8,017,906	(8,862,361)
Cash and cash equivalents at beginning of period	7,262,247	10,681,685
Cash and cash equivalents at end of period	$15,280,153	$1,819,324

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Purchase of property and equipment with proceeds of capital lease obligations	$38,922	$81,736
Retirement of treasury stock	$1,178,744	$-

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for taxes	$2,400,000	$164,000
Cash paid for interest	$11,954	$39,121

CONTACT:
Continucare Corporation, Miami
Fernando L. Fernandez, Senior Vice President – Finance
305-500-2105